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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement No. 333-128094 on Form S-8, and Registration Statement Nos. 333-132900 and 333-148483 on Form S-3 of our report dated February 14, 2008, related to the consolidated financial statements of Advanced Life Sciences Holdings, Inc. (the "Company") (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to uncertainty about the Company's ability to continue as a going concern and that the Company is in the development stage) appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE, LLP

Chicago, Illinois
March 31, 2008

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  Exhibit 23.1